UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 27, 2013

BRIDGE BANCORP, INC.

(Exact name of the registrant as specified in its charter)

New York	001-34096	11-2934195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2200 Montauk Highway
Bridgehampton, New York	11932
(Address of principal executive offices)	(Zip Code)

(631) 537-1000

(Registrant’s telephone number)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

X                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 8.01                                 Other Events

On September 27, 2013, Bridge Bancorp, Inc. (“Bridge Bancorp”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with FNBNY Bancorp, Inc (“FNBNY”).  Pursuant to the Merger Agreement, FNBNY will merge with and into Bridge Bancorp, with Bridge Bancorp as the surviving entity.  Immediately following the merger of FNBNY with and into Bridge Bancorp, the First National Bank of New York, a national banking association and wholly owned subsidiary of FNBNY (“First National Bank”), will merge with and into The Bridgehampton National Bank, a national banking association and wholly owned subsidiary of Bridge Bancorp, with The Bridgehampton National Bank as the surviving entity.

Through the First National Bank, FNBNY currently operates 3 full-service banking centers in Nassau and Suffolk counties in New York, with total assets of $276 million, including $100 million in loans, funded by deposits of $209 million.  The combined institution will have $2.0 billion in assets, $1.7 billion in deposits and 26 branches serving Long Island. No branch consolidation is expected.

Under the terms of the agreement, shareholders of FNBNY will receive an aggregate of 244,110 Bridge Bancorp shares in exchange for all the issued and outstanding stock of FNBNY, subject to certain adjustments.  The purchase price will increase to the extent principal is recovered on $6.3 million of certain identified problem loans through closing and over a two-year period after the acquisition.  The purchase price will decrease if recoveries of $0.4 million of certain insurance claims are not received by the closing. Excluding these potential adjustments and based on Bridge Bancorp’s average closing stock price for the three days ended September 10, 2013 of $21.51, the transaction has an aggregate estimated value of $5.3 million.

The transaction has been approved by the Board of Directors of each company and is expected to close in the first quarter of 2014. Completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of FNBNY’s shareholders.

The Merger Agreement also includes certain termination provisions for both Bridge Bancorp and FNBNY.  Among the termination rights, both Bridge Bancorp and FNBNY have the right to terminate the Merger Agreement if (i) the closing date of the merger has not occurred on or before July 31, 2014 or (ii) the approval of the FNBNY shareholders at the FNBNY shareholders meeting has not been obtained.

The Merger Agreement includes customary representations, warranties and covenants of Bridge Bancorp and FNBNY made to each other as of specific dates.  The assertions embodied in those representations and warranties were made solely for purposes of the contract between Bridge Bancorp and FNBNY are not intended to provide factual, business, or financial information about Bridge Bancorp or FNBNY.  Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or different from what a shareholder might view as material, may have been used for purposes of allocating risk between Bridge Bancorp and FNBNY rather than establishing matters as facts, may have been qualified by certain disclosures not reflected in the Merger Agreement that were made to the other party in connection with the negotiation of the Merger

Agreement and generally were solely for the benefit of the parties to that agreement.  FNBNY has agreed to operate its business in the ordinary course consistent with past practice until the closing of the transaction and not to engage in certain kinds of transactions during such period (without the prior written consent of Bridge Bancorp).

The foregoing description of the Merger Agreement is included to provide information regarding its terms and does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated into this report by reference.  A press release announcing the transaction is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In addition to those risk factors listed in Bridge Bancorp’s Annual Report on Form 10-K, the following factors could cause the actual results of Bridge Bancorp’s operations to differ materially from Bridge Bancorp’s expectations: a failure to satisfy the conditions to closing for the proposed merger in a timely manner or at all; failure of the FNBNY stockholders to approve the proposed merger; failure to obtain the necessary governmental approvals for the proposed merger or adverse regulatory conditions in connection with such approvals; disruption to the parties’ businesses as  a result of the announcement and pendency of the transaction; and difficulties related to the integration of  the businesses following the merger.  Bridge Bancorp does not assume any duty to update forward-looking statements.

Item 9.01.                             Financial Statements and Exhibits.

(a)                               Not Applicable.

(b)                              Not Applicable.

(c)                               Not Applicable.

(d)                             Exhibits

Exhibit 10.1	Agreement and Plan of Merger dated as of September 27, 2013 by and among Bridge Bancorp, Inc. and FNBNY Bancorp, Inc.
Exhibit 99.1	Press Release dated September 30, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bridge Bancorp, Inc.
(Registrant)

/s/ Kevin M. O’Connor
Kevin M. O’Connor
President and Chief Executive Officer

Dated:  September 30, 2013